Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2023 Third Quarter Results and Provides Early Season Pass Sales Results
BROOMFIELD, Colo. - June 8, 2023 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the third quarter of fiscal 2023 ended April 30, 2023, early season pass sales results, updated fiscal 2023 guidance and completed $400 million in share repurchases during the quarter.
Highlights
•Net income attributable to Vail Resorts, Inc. was $325.0 million for the third fiscal quarter of 2023 compared to net income attributable to Vail Resorts, Inc. of $372.6 million in the same period in the prior year. The decrease in net income attributable to Vail Resorts, Inc. compared to the prior year is primarily attributable to an increase in expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease.
•Resort Reported EBITDA was $623.3 million for the third quarter of fiscal 2023 compared to Resort Reported EBITDA of $610.5 million in the same period in the prior year.
•The Company updated its fiscal 2023 guidance range and is now expecting net income attributable to Vail Resorts, Inc. to be between $251 million and $283 million and Resort Reported EBITDA to be between $837 million and $853 million.
•Pass product sales through May 30, 2023 for the upcoming 2023/2024 North American ski season increased approximately 6% in units and approximately 11% in sales dollars as compared to the period in the prior year through May 31, 2022. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.

•The Company repurchased approximately 1.8 million shares during the quarter at an average price of $225.01 for a total of approximately $400 million and declared a quarterly cash dividend of $2.06 per share of Vail Resorts’ common stock that will be payable on July 12, 2023 to shareholders of record as of June 27, 2023.
Commenting on the Company’s fiscal 2023 third quarter results, Kirsten Lynch, Chief Executive Officer, said, “We are pleased with our overall results for the quarter and for the 2022/2023 North American ski season, with strong growth in visitation and spending versus the prior year. After the challenges experienced in the second quarter of fiscal 2023 driven by weather disruptions in Tahoe and across our Midwest, Mid-Atlantic and Northeast resorts (collectively “Eastern” U.S. resorts), the results in March and April improved as expected, with strong demand from local and destination guests, driving visitation and resort net revenue above prior year record levels. Favorable conditions enabled an extended season at resorts across Utah, Tahoe, and the Northeastern U.S., while some resorts in the Midwest and Mid-Atlantic regions closed earlier than originally intended due to unseasonably warm weather and lack of terrain.
“Our results throughout the 2022/2023 North American ski season highlight both the stability resulting from the advance commitment from season pass products and our strong operational execution through the season. The winter season included significant weather-related challenges related to the travel disruptions over the peak holiday period, abnormal weather variability across our Eastern U.S. resorts, and significant storm related disruptions at our Tahoe resorts. Despite these weather events, the Company grew visitation, resort net revenue and Resort Reported EBITDA to record levels, supported by the stability created from our advance commitment strategy, and a strong finish to the season with good spring conditions at our resorts in Colorado, Utah, Tahoe and the Northeastern U.S. Our ancillary businesses, including ski school, dining, and retail/rental, experienced strong growth compared to the prior year period, when those businesses were impacted by capacity constraints driven by staffing, and in the case of dining, by operational restrictions associated with COVID-19. Staffing levels enabled our mountain resorts to deliver a strong guest experience resulting in a significant improvement in guest satisfaction scores, which exceeded pre-COVID-19 levels at our destination resorts.”
Regarding the outlook for fiscal 2023, Lynch said, “The strong finish to the season produced Resort Reported EBITDA results that were in line with our expectations, and we now expect net income attributable to Vail Resorts, Inc. for fiscal 2023 to be between $251 million and $283 million, and Resort Reported EBITDA for fiscal 2023 to be between $837 million and $853 million.
Lynch continued, “Our balance sheet remains strong and the business continues to generate robust cash flow. We remain focused on returning capital to shareholders and are very pleased to announce that the Company repurchased approximately 1.8 million shares during the quarter at an average price of $225.01 for a total of approximately $400 million and declared a quarterly cash dividend of $2.06 per share of Vail Resorts’ common stock that will be payable on July 12, 2023 to shareholders of record as of June 27, 2023.”

Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the third fiscal quarter ended April 30, 2023, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue decreased $4.7 million, or 0.7%, compared to the same period in the prior year, to $710.1 million for the three months ended April 30, 2023, primarily due to a decrease in North American pass product revenue, partially offset by an increase in non-pass lift ticket revenue. Pass product revenue, although primarily collected prior to the ski season, is recognized in the Consolidated Condensed Statements of Operations throughout the ski season on a straight-line basis using the estimated skiable days of the season to date relative to the total estimated skiable days of the season. For the quarter, pass product revenue decreased 3.6%, which was primarily driven by the timing of recognition of pass product revenue as a result of the prior year impact of delayed resort openings due to challenging early season conditions in the 2021/2022 North American ski season and early resort openings in the current 2022/2023 North American ski season. This variability in resort opening dates resulted in a pass product revenue decrease of approximately $40 million for the three months ended April 30, 2023 compared to the three months ended April 30, 2022, and represents a timing difference that offset with our second quarter of fiscal 2023. The decrease in pass product revenue due to the timing of revenue recognition was partially offset by an increase in pass product sales for the 2022/2023 North American ski season. Non-pass product lift revenue increased 3.2%, driven by an increase in non-pass Effective Ticket Price (“ETP”) (excluding Andermatt-Sedrun) of 13.0%, as well as incremental revenue from Andermatt-Sedrun of $7.4 million, partially offset by a decrease in visitation driven by early resort closures at our Mid-Atlantic and Midwest resorts as a result of unfavorable weather conditions in the region, as well as a continued increase in the conversion of guests from non-pass lift ticket purchases into advance commitment pass product purchases.
•Ski school revenue increased $24.2 million, or 20.0%, dining revenue increased $21.9 million, or 27.4%, and retail/rental revenue increased $8.5 million, or 6.7%, each primarily driven by the greater impact of COVID-19 and related limitations and restrictions in the prior year, including staffing challenges which limited our ability to operate at full capacity, as well as increased skier visitation which drove additional demand for ancillary products and services.
•Operating expense increased $48.9 million, or 10.0%, which was primarily attributable to investments in employee wages and salaries, as well as increased variable expenses associated with increased revenue, the impact of inflation and incremental expenses associated with Andermatt-Sedrun.

•Mountain Reported EBITDA increased $10.9 million, or 1.8%, for the third quarter compared to the same period in the prior year, which includes $4.9 million of stock based compensation expense for the three months ended April 30, 2023 compared to $5.1 million in the same period in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended April 30, 2023 increased $1.0 million, or 1.2%, as compared to the same period in the prior year, primarily due to increases in ancillary and other revenue, partially offset by a reduction in revenue from the DoubleTree at Breckenridge hotel, which we sold after the 2021/2022 ski season.
•Operating expense (excluding payroll cost reimbursements) decreased $0.9 million, or 1.2%, which was primarily attributable to a reduction in variable expenses from the DoubleTree at Breckenridge hotel.
•Lodging Reported EBITDA for the three months ended April 30, 2023 increased $1.9 million, or 12.8%, for the third quarter compared to the same period in the prior year, which includes $0.9 million of stock-based compensation expense for the both three months ended April 30, 2023 and 2022.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue increased $61.7 million, or 5.2%, compared to the same period in the prior year, to $1,238.3 million for the three months ended April 30, 2023.
•Resort Reported EBITDA was $623.3 million for the three months ended April 30, 2023, an increase of $12.8 million, or 2.1%, compared to the same period in the prior year.
Total Performance
•Total net revenue increased $61.8 million, or 5.2%, to $1,238.4 million for the three months ended April 30, 2023 as compared to the same period in the prior year.
•Net income attributable to Vail Resorts, Inc. was $325.0 million, or $8.18 per diluted share, for the third quarter of fiscal 2023 compared to the net income attributable to Vail Resorts, Inc. of $372.6 million, or $9.16 per diluted share, in the third quarter of the prior year. The decrease in net income attributable to Vail Resorts, Inc. compared to the prior year is primarily attributable to an increase in expense associated with a change in the estimated fair value of the contingent consideration liability related to our Park City resort lease.
Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet remains strong. Our total cash and revolver availability as of April 30, 2023 was approximately $1.5 billion, with $896 million of cash on hand, $420 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $208 million of revolver availability under the Whistler Credit Agreement. As of April 30, 2023, our Net Debt was 2.3 times trailing twelve months Total Reported EBITDA. The

Company repurchased 1,777,730 shares at an average price of $225.01 for a total of approximately $400.0 million during the quarter, representing 4.4% of the Company’s outstanding stock as of the beginning of the third quarter. We have approximately 1.8 million shares remaining under our authorization for share repurchases and remain focused on returning capital to shareholders while always prioritizing the long-term value of our shares. Additionally, the Company declared a quarterly cash dividend on Vail Resorts’ common stock of $2.06 per share. The dividend will be payable on July 12, 2023 to shareholders of record as of June 27, 2023. We will continue to be disciplined stewards of our capital and remain committed to prioritizing investments in our guest and employee experience, high return capacity expanding capital projects, strategic acquisition opportunities and returning capital to our shareholders through our quarterly dividend and share repurchase program.”
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2023/2024 North American ski season, Lynch said, “We are pleased with the results for our season pass sales to date with continued unit growth over the strong pass sales results the business achieved last spring. Pass product sales through May 30, 2023 for the upcoming 2023/2024 North American ski season increased approximately 6% in units and approximately 11% in sales dollars as compared to the period in the prior year through May 31, 2022. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.”
Lynch continued, “Relative to season to date pass product sales for the 2022/2023 season, the Company achieved strong unit growth among renewing pass holders. The Company successfully grew units across destination, international and local geographies, with the strongest unit growth in destination markets, particularly in the Northeast, and across all major pass product segments, with the strongest product growth in regional unlimited pass products and Epic Day Pass products as lower frequency guests and local Northeast guests continue to be attracted by the strong value proposition of these products. Pass sales dollars are benefiting from the 8% price increase relative to the 2022/2023 season, partially offset by the mix impact from the growth of Epic Day Pass products. While pass results to date have been strong, we still have the majority of our pass selling season ahead of us, and given our efforts to drive more guests to purchase passes in the spring, we expect the full year pass sales growth rate may moderate relative to our spring growth rate. We will provide more information about our pass sales results in our September 2023 earnings release.”
Regarding Epic Australia Pass sales, Lynch commented, “We are pleased with ongoing sales of the Epic Australia Pass, which end on June 14, 2023 and are up approximately 16% in units through June 1, 2023, as compared to the comparable period through June 2, 2022. These passes provide advance commitment for this winter in Australia but also provide advance commitment from Australian guests for our North American ski resorts for the 2023/2024 winter season.”

Introduction of My Epic Gear
Commenting on the Company’s March announcement, Lynch said, "We are pleased to be piloting My Epic Gear at Vail, Beaver Creek, Breckenridge, and Keystone for a limited number of pass holders during the 2023/2024 North American ski season, which will introduce a new membership program that provides the best benefits of gear ownership but with more choice, lower cost and no hassle. My Epic Gear provides its members with the ability to choose the gear they want, for the full season or for the day, from a selection of the most popular and latest ski and snowboard models, and have it delivered to them when and where they want it, guaranteed, with free slopeside pick up and drop off every day. In addition to offering the best skis and snowboards, My Epic Gear will also offer name brand, high-quality ski and snowboard boots with customized insoles and boot fit scanning technology. The entire My Epic Gear membership, from gear selection to boot fit to personalized recommendations to delivery, will be at the members' fingertips through the new My Epic app.
“My Epic Gear will officially launch for the 2024/2025 winter season at Vail, Beaver Creek, Breckenridge, Keystone, Whistler Blackcomb, Park City Mountain, Crested Butte, Heavenly, Northstar, Stowe, Okemo and Mount Snow. Further expansions are expected in future years.”
Updated Outlook
•Net income attributable to Vail Resorts, Inc. is expected to be between $251 million and $283 million for fiscal 2023.
•Resort Reported EBITDA is expected to be between $837 million and $853 million for fiscal 2023.
•Resort EBITDA Margin is expected to be approximately 29.2% in fiscal 2023 at the midpoint of our guidance range.
•The updated outlook for fiscal year 2023 assumes a continuation of the current economic environment, normal weather conditions and operations throughout the Australian ski season and North America summer season, both of which begin in our fourth quarter, and no material impacts associated with COVID-19. It is important to note that there continues to be uncertainty around the economic outlook and the impact that may have on travel and consumer behavior.
•The guidance assumes an exchange rate of $0.75 between the Canadian dollar and U.S. dollar related to the operations of Whistler Blackcomb in Canada, an exchange rate of $0.67 between the Australian dollar and U.S. dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and an exchange rate of $1.10 between the Swiss Franc and U.S. dollar related to the operations of Andermatt-Sedrun in Switzerland. Relative to our original September 2022 guidance, we estimate the movements in exchange rates will result in a fiscal 2023 guidance impact of approximately negative $5 million for Resort Reported EBITDA.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2023, for Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Reported EBITDA guidance.

	Fiscal 2023 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2023 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$251,000	$283,000
Net income attributable to noncontrolling interests	21,000	15,000
Net income	272,000	298,000
Provision for income taxes (1)	92,000	100,000
Income before income taxes	364,000	398,000
Depreciation and amortization	270,000	266,000
Interest expense, net	154,000	150,000
Other (2)	47,000	39,000
Total Reported EBITDA	$835,000	$853,000

Mountain Reported EBITDA (3)	$827,000	$842,000
Lodging Reported EBITDA (4)	9,000	12,000
Resort Reported EBITDA (5)	837,000	853,000
Real Estate Reported EBITDA	(2,000)	—
Total Reported EBITDA	$835,000	$853,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $21 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.75 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.67 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.10 between the Swiss Franc and U.S. dollar, related to the operations of Andermatt-Sedrun in Switzerland.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 225-9448 (U.S. and Canada) or +1 (203) 518-9708 (international). The conference ID is MTNQ323. A replay of the conference call will be available two hours following the conclusion of the conference call through June 15, 2023, at 8:00 p.m. eastern time. To access the replay, dial (800) 934-2750 (U.S. and Canada) or +1 (402) 220-1142 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding expected fiscal 2023 performance (including the assumptions related thereto), including our expected Resort Reported EBITDA and expected net income; our expectations regarding our liquidity; sales patterns and expectations related to our pass products; our expectations related to the 2023 Australian ski season and the 2023 North American summer season; our expectations regarding our ancillary lines of business; our expectations regarding the My Epic Gear program; the payment of dividends; and our capital plans and expectations related thereto. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; the willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences or willingness to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure, our ability to successfully navigate new markets, or that acquired businesses may fail to perform in accordance with expectations, including the Seven Springs Resorts and Andermatt-Sedrun; risks associated with international operations; risks associated with the effects of high or prolonged inflation; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022, which was filed on September 28, 2022.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Net revenue:
Mountain and Lodging services and other	$1,054,134	$1,020,544	$2,166,357	$1,912,704
Mountain and Lodging retail and dining	184,142	155,992	445,272	345,448
Resort net revenue	1,238,276	1,176,536	2,611,629	2,258,152
Real Estate	155	129	7,967	624
Total net revenue	1,238,431	1,176,665	2,619,596	2,258,776
Segment operating expense:
Mountain and Lodging operating expense	462,613	417,422	1,212,115	965,483
Mountain and Lodging retail and dining cost of products sold	63,575	57,174	174,091	135,118
General and administrative	88,860	91,764	304,275	260,259
Resort operating expense	615,048	566,360	1,690,481	1,360,860
Real Estate operating expense	1,679	1,609	9,371	4,590
Total segment operating expense	616,727	567,969	1,699,852	1,365,450
Other operating (expense) income:
Depreciation and amortization	(69,097)	(65,655)	(199,700)	(189,214)
Gain on sale of real property	88	189	845	1,151
Change in estimated fair value of contingent consideration	(45,900)	(2,800)	(47,636)	(21,580)
(Loss) gain on disposal of fixed assets and other, net	(6,269)	(51)	(8,055)	16,163
Income from operations	500,526	540,379	665,198	699,846
Mountain equity investment income, net	94	363	482	2,695
Investment income and other, net	7,740	224	17,734	980
Foreign currency loss on intercompany loans	(1,766)	(1,040)	(5,563)	(3,079)
Interest expense, net	(39,139)	(35,132)	(112,811)	(112,043)
Income before provision for income taxes	467,455	504,794	565,040	588,399
Provision for income taxes	(124,289)	(118,211)	(145,315)	(110,407)
Net income	343,166	386,583	419,725	477,992
Net income attributable to noncontrolling interests	(18,160)	(14,033)	(23,011)	(21,383)
Net income attributable to Vail Resorts, Inc.	$325,006	$372,550	$396,714	$456,609
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$8.20	$9.18	$9.90	$11.27
Diluted net income per share attributable to Vail Resorts, Inc.	$8.18	$9.16	$9.87	$11.20
Cash dividends declared per share	$2.06	$1.91	$5.88	$3.67
Weighted average shares outstanding:
Basic	39,620	40,568	40,082	40,518
Diluted	39,724	40,678	40,180	40,784

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Other Data:
Mountain Reported EBITDA	$606,926	$596,000	$913,644	$873,529
Lodging Reported EBITDA	16,396	14,539	7,986	26,458
Resort Reported EBITDA	623,322	610,539	921,630	899,987
Real Estate Reported EBITDA	(1,436)	(1,291)	(559)	(2,815)
Total Reported EBITDA	$621,886	$609,248	$921,071	$897,172
Mountain stock-based compensation	$4,881	$5,084	$15,960	$15,867
Lodging stock-based compensation	947	879	2,957	2,856
Resort stock-based compensation	5,828	5,963	18,917	18,723
Real Estate stock-based compensation	45	66	145	210
Total stock-based compensation	$5,873	$6,029	$19,062	$18,933

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2023	2022	(Decrease)	2023	2022	(Decrease)
Net Mountain revenue:
Lift	$710,052	$714,708	(0.7)%	$1,362,195	$1,250,619	8.9%
Ski school	145,134	120,897	20.0%	277,512	214,442	29.4%
Dining	101,683	79,826	27.4%	206,953	146,395	41.4%
Retail/rental	135,008	126,497	6.7%	335,284	281,704	19.0%
Other	52,853	42,707	23.8%	177,945	135,150	31.7%
Total Mountain net revenue	1,144,730	1,084,635	5.5%	2,359,889	2,028,310	16.3%
Mountain operating expense:
Labor and labor-related benefits	242,275	209,729	15.5%	627,857	468,848	33.9%
Retail cost of sales	36,551	34,940	4.6%	105,489	85,851	22.9%
Resort related fees	53,454	49,426	8.1%	100,635	89,419	12.5%
General and administrative	73,791	77,000	(4.2)%	254,445	219,262	16.0%
Other	131,827	117,903	11.8%	358,301	294,096	21.8%
Total Mountain operating expense	537,898	488,998	10.0%	1,446,727	1,157,476	25.0%
Mountain equity investment income, net	94	363	(74.1)%	482	2,695	(82.1)%
Mountain Reported EBITDA	$606,926	$596,000	1.8%	$913,644	$873,529	4.6%

Total skier visits	9,242	8,702	6.2%	18,543	16,279	13.9%
ETP	$76.83	$82.13	(6.5)%	$73.46	$76.82	(4.4)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2023	2022	(Decrease)	2023	2022	(Decrease)
Lodging net revenue:
Owned hotel rooms	$15,091	$18,295	(17.5)%	$52,135	$53,362	(2.3)%
Managed condominium rooms	38,409	37,494	2.4%	82,604	83,703	(1.3)%
Dining	15,422	14,646	5.3%	45,435	33,296	36.5%
Transportation	6,924	6,862	0.9%	14,272	14,421	(1.0)%
Golf	—	—	nm	6,072	5,138	18.2%
Other	12,380	9,925	24.7%	37,235	31,641	17.7%
	88,226	87,222	1.2%	237,753	221,561	7.3%
Payroll cost reimbursements	5,320	4,679	13.7%	13,987	8,281	68.9%
Total Lodging net revenue	93,546	91,901	1.8%	251,740	229,842	9.5%
Lodging operating expense:
Labor and labor-related benefits	35,482	35,187	0.8%	111,894	92,925	20.4%
General and administrative	15,069	14,764	2.1%	49,830	40,997	21.5%
Other	21,279	22,732	(6.4)%	68,043	61,181	11.2%
	71,830	72,683	(1.2)%	229,767	195,103	17.8%
Reimbursed payroll costs	5,320	4,679	13.7%	13,987	8,281	68.9%
Total Lodging operating expense	77,150	77,362	(0.3)%	243,754	203,384	19.8%
Lodging Reported EBITDA	$16,396	$14,539	12.8%	$7,986	$26,458	(69.8)%

Owned hotel statistics:
ADR	$357.18	$330.52	8.1%	$313.59	$307.80	1.9%
RevPAR	$170.35	$173.30	(1.7)%	$156.55	$167.90	(6.8)%
Managed condominium statistics:
ADR	$514.61	$508.24	1.3%	$450.98	$443.10	1.8%
RevPAR	$218.79	$215.48	1.5%	$146.33	$142.55	2.7%
Owned hotel and managed condominium statistics (combined):
ADR	$478.35	$458.99	4.2%	$407.07	$399.21	2.0%
RevPAR	$208.59	$205.50	1.5%	$148.72	$148.14	0.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2023	2022
Real estate held for sale and investment	$90,078	$95,519
Total Vail Resorts, Inc. stockholders’ equity	$1,273,918	$1,829,317
Long-term debt, net	$2,773,747	$2,687,488
Long-term debt due within one year	68,970	63,736
Total debt	2,842,717	2,751,224
Less: cash and cash equivalents	896,089	1,401,168
Net debt	$1,946,628	$1,350,056

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and nine months ended April 30, 2023 and 2022.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Net income attributable to Vail Resorts, Inc.	$325,006	$372,550	$396,714	$456,609
Net income attributable to noncontrolling interests	18,160	14,033	23,011	21,383
Net income	343,166	386,583	419,725	477,992
Provision for income taxes	124,289	118,211	145,315	110,407
Income before provision for income taxes	467,455	504,794	565,040	588,399
Depreciation and amortization	69,097	65,655	199,700	189,214
Loss (gain) on disposal of fixed assets and other, net	6,269	51	8,055	(16,163)
Change in fair value of contingent consideration	45,900	2,800	47,636	21,580
Investment income and other, net	(7,740)	(224)	(17,734)	(980)
Foreign currency loss on intercompany loans	1,766	1,040	5,563	3,079
Interest expense, net	39,139	35,132	112,811	112,043
Total Reported EBITDA	$621,886	$609,248	$921,071	$897,172

Mountain Reported EBITDA	$606,926	$596,000	$913,644	$873,529
Lodging Reported EBITDA	16,396	14,539	7,986	26,458
Resort Reported EBITDA*	623,322	610,539	921,630	899,987
Real Estate Reported EBITDA	(1,436)	(1,291)	(559)	(2,815)
Total Reported EBITDA	$621,886	$609,248	$921,071	$897,172

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended April 30, 2023.

(In thousands) (Unaudited)
Twelve Months Ended
April 30, 2023
Net income attributable to Vail Resorts, Inc.	$288,028
Net income attributable to noncontrolling interests	22,042
Net income	310,070
Provision for income taxes	123,732
Income before provision for income taxes	433,802
Depreciation and amortization	262,877
Gain on disposal of fixed assets and other, net	(19,774)
Change in fair value of contingent consideration	46,336
Investment income and other, net	(20,472)
Foreign currency loss on intercompany loans	5,166
Interest expense, net	148,951
Total Reported EBITDA	$856,886

Mountain Reported EBITDA	$851,282
Lodging Reported EBITDA	7,275
Resort Reported EBITDA*	858,557
Real Estate Reported EBITDA	(1,671)
Total Reported EBITDA	$856,886

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2023.

(In thousands) (Unaudited)
As of April 30, 2023
Long-term debt, net	$2,773,747
Long-term debt due within one year	68,970
Total debt	2,842,717
Less: cash and cash equivalents	896,089
Net debt	$1,946,628
Net debt to Total Reported EBITDA	2.3x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2023 and 2022.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2023	2022	2023	2022
Real Estate Reported EBITDA	$(1,436)	$(1,291)	$(559)	$(2,815)
Non-cash Real Estate cost of sales	—	—	5,138	227
Non-cash Real Estate stock-based compensation	45	66	145	210
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(284)	(196)	(180)	692
Net Real Estate Cash Flow	$(1,675)	$(1,421)	$4,544	$(1,686)

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2023 guidance.

(In thousands) (Unaudited)
Fiscal 2023 Guidance (2)
Resort net revenue (1)	2,890,000
Resort Reported EBITDA (1)	845,000
Resort EBITDA margin (1)	29.2%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance